Exhibit 99.4

Subject: Announcement

Date: Tue, 3 Oct 2006 07:02:57 -0500

From: ssolomon@citadel.com

To: EveryoneInCitadel@citadel.com

This morning it was announced that we have entered into a definitive agreement for the acquisition of Citadel Security Software Inc. by McAfee, Inc.  This is an exciting milestone for our company and represents a tremendous opportunity for our employees.

McAfee is the largest dedicated security company in the world with over 3400 employees in over 100 countries.  The acquisition of Citadel clearly positions McAfee as the stand-out leader in security risk management with the most comprehensive and integrated offerings.

McAfee pursued the acquisition of Citadel because of our leading solutions in security policy compliance, patch management and remediation.  Their excitement that our solutions increase their available market by approximately $800 Million is further enhanced by the expertise of our employees.

To respond to your many questions regarding this change, your management will be meeting with you today in groups to discuss this change and what to expect.  In the near future each of you will be invited to meet personally with managers from McAfee to discuss your role in the new organization.  McAfee has experienced great success in transitioning the vast majority of employees who are a part of acquisitions and plan to follow this model with Citadel employees.

I want to invite you all to a meeting THIS afternoon at 2:30 pm to 5:00pm CDT where your Citadel Executive Team and McAfee Management will be presenting the strategy for this exciting opportunity as well as discussing the transition plan.  A reception is planned from 5-7.  Dallas based employees are asked to meet at the Hilton Dallas Lincoln Centre in The Conservatory Room located downstairs by Crockett’s.  Reston employees should meet in the large conference room in the Reston office.  All other remote employees should dial in to 866-862-8347 and use Meeting ID 8031450.  There will be a reception held for Dallas employees immediately following the presentations.  Reston employees will be hosted by their McAfee counterpoints in a location to be determined.

This is an exciting day for Citadel and all our employees.  We have all learned together and have created many personal and organizational memories.  These skills and memories will never leave you.  Instead they will serve as cornerstone events as you transition into new roles.  You should be proud of the work we have all accomplished and I congratulate you on this tremendous accomplishment.

Regards,

Steve